Exhibit 4(g)

BANK OF AMERICA, N.A.

Bank Notes with Maturities

of 7 days or more from Date of Issue

LETTER AGREEMENT

amending the

ISSUING AND PAYING AGENCY AGREEMENT

April 26, 2007

Deutsche Bank Trust Company Americas

Global Transaction Banking - Trust and Securities Services

25 DeForest Avenue

Mail Stop, SUM01-0105

Summit, New Jersey 07901

Re:	U.S.$10,000,000,000 Increase of Capacity of the Program for the Issuance of Bank of America, N.A.’s Senior and Subordinated Bank Notes (the “Program”)

Ladies and Gentlemen:

Reference is made to the Issuing and Paying Agency Agreement by and between Bank of America, N.A., a national banking association organized under the laws of the United States (the “Issuer”), and Deutsche Bank Trust Company Americas, a New York banking corporation (the “Issuing and Paying Agent”), with respect to the issue and sale by the Issuer of senior unsecured debt obligations (“Senior Notes”) and subordinated unsecured debt obligations (“Subordinated Notes”), and which have maturities of 7 days or more (such Senior Notes and such Subordinated Notes are collectively referred to as the “Notes”), dated May 23, 2006 (the “Issuing and Paying Agency Agreement”). Capitalized terms used in this Letter Agreement which are not defined in this Letter Agreement shall have the meanings set forth in the Issuing and Paying Agency Agreement.

Pursuant to Section 4(c) of the Issuing and Paying Agency Agreement, (a) the Issuing and Paying Agent Agreement is hereby increased in total capacity of the Program from U.S.$50,000,000,000 to U.S.$60,000,000,000, and (b) references in the Issuing and Paying Agency Agreement to U.S.$50,000,000,000 are hereby amended to mean U.S.$60,000,000,000, effective as of the date hereof. The new amount and terms herein shall also be incorporated into the Authentication Order from the Issuer to the Issuing and Paying Agent and the Calculation Agency Agreement, dated May 23, 2006, by and between the Issuer and Deutsche Bank Trust Company Americas, as Calculation Agent, both effective as of the date hereof. Furthermore, the List of Issuer’s Authorized Representatives (as set forth in Exhibit G to the Issuing and Paying Agency Agreement) and the Certificate that includes the List of Issuing and Paying Agent’s Authorized Representatives (as set forth in Exhibit H to the Issuing and Paying Agency Agreement) shall be updated as set forth in Exhibits A and B hereto, respectively.

April 26, 2007

Page Two

Each form of Notes attached as Exhibits C-1, C-2, D-1, D-2, and E-1 to the Issuing and Paying Agency Agreement, shall be updated solely as necessary to reflect the increased capacity described herein.

The form of the pricing supplement attached as Exhibit F-1 shall be updated as necessary to reflect the increased capacity described herein.

Pursuant to Section 19 of the Issuing and Paying Agency Agreement, the Issuing and Paying Agent may require, and shall be fully protected in relying upon, an opinion of counsel, which opinion may be rendered by counsel to the Issuer, stating that the execution of this Letter Agreement is authorized or permitted by the Issuing and Paying Agency Agreement, and that such amendment constitutes a valid and binding obligation of the Issuer enforceable in accordance with its terms and subject to customary exceptions.

April 26, 2007

Page Three

Please acknowledge your acceptance of these provisions by executing a copy of this letter, and returning it to the undersigned.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ B. KENNETH BURTON, JR.
Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ RICHARD L. BUCKWALTER
Name:	Richard L. Buckwalter
Title:	Director

By:	/s/ ANNIE JAGHATSPANYAN
Name:	Annie Jaghatspanyan
Title:	Assistant Vice President